CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Eﬀective Amendment to Registration Statement No. 333-282895 on Form N-1A of our reports dated February 18, 2025, relating to the ﬁnancial statements and ﬁnancial highlights of the Pioneer Bond VCT Portfolio, Pioneer Equity Income VCT Portfolio, Pioneer Fund VCT Portfolio, Pioneer High Yield VCT Portfolio, Pioneer Mid Cap Value VCT Portfolio, Pioneer Select Mid Cap Growth VCT Portfolio and Pioneer Strategic Income VCT Portfolio (the “Funds”), appearing in Form N-CSR of the Pioneer Variable Contracts Trust for the ﬁscal year ended December 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting ﬁrm" in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

March 5, 2025